As filed with the Securities and Exchange Commission on June 24, 2003
                                             Securities Act File No. 333-101394
                                      Investment Company Act File No. 811-10521
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM N-14

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                         / / PRE-EFFECTIVE AMENDMENT NO.

                       /X/ POST-EFFECTIVE AMENDMENT NO. 2
                        (CHECK APPROPRIATE BOX OR BOXES)
                               ------------------

                        CORPORATE HIGH YIELD FUND V, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
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                                 (609) 282-2800
                        (AREA CODE AND TELEPHONE NUMBER)
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                             800 SCUDDERS MILL ROAD
                          PLAINSBORO, NEW JERSEY 08536
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:
                     NUMBER, STREET, CITY, STATE, ZIP CODE)
                               ------------------

                                 TERRY K. GLENN
                        CORPORATE HIGH YIELD FUND V, INC.
              800 SCUDDERS MILL ROAD, PLAINSBORO, NEW JERSEY 08536
        MAILING ADDRESS: P.O. BOX 9011, PRINCETON, NEW JERSEY 08543-9011
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)
                               ------------------

                                   Copies To:

        FRANK P. BRUNO, ESQ.                        ANDREW J. DONOHUE, ESQ.
   SIDLEY AUSTIN BROWN & WOOD LLP                 FUND ASSET MANAGEMENT, L.P.
         787 SEVENTH AVENUE                              P.O. BOX 9011
       NEW YORK, NY 10019-6018                        PRINCETON, NJ 08543



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This amendment consists of the following:

(1)  Facing Sheet of the Registration Statement.
(2)  Part C of the Registration Statement (including signature page).

     The Proxy Statement and Prospectus are incorporated by reference from Post-Effective Amendment No. 1 to this Registration Statement (File No. 333-101394) filed on January 10, 2003.

     This amendment is being filed in order to file as Exhibit 12 to this Registration Statement, the tax opinion of Sidley Austin Brown & Wood LLP, tax counsel for the Registrant.

                                    PART C

                               OTHER INFORMATION

Item 15.  Indemnification.

     Reference is made to Section 2-418 of the General Corporation Law of the State of Maryland, Article V of the Registrant's Articles of Incorporation, which was previously filed as an exhibit to the N-2 Registration Statement (defined below), Article VI of the Registrant's By-Laws, which was previously filed as an exhibit to the N-2 Registration Statement, and Article IV of the Investment Advisory Agreement, a form of which was previously filed as an exhibit to the N-2 Registration Statement, which provide for indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be provided to directors, officers and controlling persons of the Registrant and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in connection with any successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Reference is made to Section 6 of the Purchase Agreement relating to the Registrant's common stock, a form of which was previously filed as an exhibit to the N-2 Registration Statement, for provisions relating to the indemnification of the Underwriter.

Item 16.  Exhibits.

1     -- Articles of Incorporation of the Registrant, dated October 2,
         2001.(a)

2     -- By-Laws of the Registrant.(a)

3     -- Not applicable.

4     -- Form of Agreement and Plan of Reorganization between the
         Registrant and Corporate High Yield Fund IV, Inc. (included in
         Exhibit II to the Joint Proxy Statement and Prospectus contained in the N-14 Registration Statement (defined below)).

5(a) -- Copies of instruments defining the rights of stockholders, including the relevant portions of the Articles of Incorporation and the By-Laws of the Registrant.(b)

 (b) -- Form of specimen certificate for the common stock of the Registrant.(c)

6(a)  -- Form of Investment Advisory Agreement between Registrant and Fund
         Asset Management, L.P. ("FAM" or the "Investment Adviser").(c)

 (b) -- Form of Sub-Advisory Agreement between FAM and Merrill Lynch Asset Management U.K. Limited ("MLAM U.K.").(c)


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


7(a)  -- Form of Purchase Agreement between the Registrant and Merrill
         Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch").(c)

 (b)  -- Form of Merrill Lynch Standard Dealer Agreement.(c)

8     -- Not applicable.

9     -- Form of Custodian Contract between the Registrant and State Street
         Bank and Trust Company.(c)

10    -- Not applicable.

11    -- Opinion and consent of Sidley Austin Brown & Wood LLP, counsel for the Registrant.(d)

12    -- Tax Opinion of Sidley Austin Brown & Wood LLP, tax counsel for the
         Registrant.

13(a) -- Form of Registrar, Transfer Agency and Service Agreement between the Registrant and EquiServe, L.P.(e)

  (b) -- Form of Administrative Services Agreement between the Registrant and State Street Bank and Trust Company.(f)

14(a) -- Consent of Deloitte & Touche LLP, independent auditors for the
         Registrant.(g)

  (b) -- Consent of Deloitte & Touche LLP, independent auditors for Corporate High Yield Fund IV, Inc.(g)

15    -- Not applicable.

16    -- Not applicable.

17    -- Code of Ethics.(h)

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(a)   Previously filed on October 10, 2001 as an exhibit to the Registrant's
      Registration Statement on Form N-2 (File No. 333-71310) (the "N-2 Registration Statement").

(b) Reference is made to Article IV (sections 2, 3, 4, 5, 6 and 7), Article V (sections 3, 6 and 7), Article VIII, Article IX, Article X and Article XII of the Registrant's Articles of Incorporation, previously filed as an exhibit to the N-2 Registration Statement, and to Article II, Article III (sections 1, 3, 5 and 17), Article VI (section 2), Article VII,
      Article XII, Article XIII and Article XIV of the Registrant's By-Laws previously filed as an exhibit to the N-2 Registration Statement.

(c) Previously filed on October 18, 2001 as an exhibit to Pre-Effective Amendment No. 1 to the N-2 Registration Statement.

(d) Previously filed on December 31, 2002 as an exhibit to Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-14 (File No. 333-101394) (the "N-14 Registration Statement").

(e) Incorporated by reference to Exhibit 13 to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-14 of Corporate High Yield Fund, Inc. (File No. 333-101393), filed on December 31, 2002.


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(f)   Incorporated by reference to Exhibit 8(d) to Post-Effective Amendment
      No. 1 to the Registration Statement on Form N-1A of Merrill Lynch Focus Twenty Fund, Inc. (File No. 333-89775) filed on March 20, 2001.

(g) Previously filed on January 10, 2003 as an exhibit to Post-Effective Amendment No. 1 to the N-14 Registration Statement.

(h) Incorporated by reference to Exhibit 15 to Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A of Merrill Lynch Multi-State Limited Maturity Municipal Series Trust (File No. 33-50417), filed on November 22, 2000.

Item 17.  Undertakings.

      (1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

      (2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.


                                      5
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                                   SIGNATURES

      As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the Township of Plainsboro and State of New Jersey, on the 24th day of June, 2003.

                             CORPORATE HIGH YIELD FUND V, INC.
                             (Registrant)


                             By: /s/ DONALD C. BURKE
                                -----------------------------------------------
                                (Donald C. Burke, Vice President and Treasurer)

      As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               Signatures                              Title                        Date
               ----------                              -----                        ----


           TERRY K. GLENN*                 President (Principal Executive
------------------------------------           Officer) and Director
          (Terry K. Glenn)


          DONALD C. BURKE*                    Vice President and Treasurer
------------------------------------      (Principal Financial and Accounting
         (Donald C. Burke)                               Officer)


         JAMES H. BODURTHA*                              Director
------------------------------------
        (James H. Bodurtha)


             JOE GRILLS*                                 Director
------------------------------------
            (Joe Grills)


         HERBERT I. LONDON*                              Director
------------------------------------
        (Herbert I. London)


          ANDRE F. PEROLD*                               Director
------------------------------------
         (Andre F. Perold)


        ROBERTA COOPER RAMO*                             Director
------------------------------------
       (Roberta Cooper Ramo)


       ROBERT S. SALOMON, JR.*                           Director
------------------------------------
      (Robert S. Salomon, Jr.)


        STEPHEN B. SWENSRUD*                             Director
------------------------------------
       (Stephen B. Swensrud)


      *By: /s/ DONALD C. BURKE                                                 June 24, 2003
------------------------------------
 (Donald C. Burke, Attorney-in-Fact)

                                EXHIBIT INDEX


Description

12    -  Tax Opinion of Sidley Austin Brown & Wood LLP, tax counsel for the
         Registrant.